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Schedule of Similar Warrants to Exhibit 4.2

Common Stock Purchase Warrant Agreements, dated June 26, 2000, between The Cobalt Group, Inc. and the holders identified below:


                                             No. of
Holder                                       Warrant Shares    PurchasePrice     Period to Exercise
------                                       --------------    -------------     ------------------

Riverside Partnership                        138,797           $6.8578           06/26/00-06/26/05
Third Point Partners, L.P.                   70,879            $6.8578           06/26/00-06/26/05
Third Point Offshore Fund, Ltd.              55,102            $6.8578           06/26/00-06/26/05
Points West International Investments, Ltd.  12,816            $6.8578           06/26/00-06/26/05